4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports Third Quarter
Net Loss of $87 Million and EBITDA of $139 Million;
Adjusted Net Loss of $90 Million and Adjusted EBITDA of $134 Million

Strong Operational Performance in Strengthening Global Price Environment
Second Highest Quarterly Sales Volume in Company's History
$2.0 Billion Cash on Balance Sheet

DEERFIELD, IL—November 1, 2017—CF Industries Holdings, Inc. (NYSE: CF), the global leader in nitrogen products manufacturing and distribution, today announced results for its third quarter ended September 30, 2017.

Highlights

•	Net loss of $87 million, or $0.37 per diluted share; adjusted net loss(1) of $90 million or $0.39 per diluted share(1)

•	EBITDA(2) of $139 million; adjusted EBITDA(2) of $134 million

•	Highest sales volume for a third quarter in company's history

•	$2.0 billion of cash on balance sheet

•	Company to redeem Senior Notes due May 2018 on December 1, 2017

Overview of Results

CF Industries Holdings, Inc., today announced third quarter 2017 net loss attributable to common stockholders of $87 million, or $0.37 per diluted share, and adjusted net loss of $90 million, or $0.39 per diluted share. Third quarter 2017 EBITDA was $139 million, and adjusted EBITDA was $134 million. These results compare to third quarter 2016 net loss attributable to common stockholders of $30 million, or $0.13 per diluted share; adjusted net earnings for the third quarter 2016 of $30 million, or $0.13 per diluted share; EBITDA loss of $6 million; and adjusted EBITDA of $83 million. Third quarter 2017 results include a realized loss on natural gas hedges of $10 million, compared to a realized loss on natural gas hedges of $11 million for the third quarter of 2016.

“The CF team delivered strong results in what is typically the quarter with the lowest demand in North America," said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. "We ran our plants safely and at high utilization rates, leveraged our North American distribution platform and increased our global customer base. Together, these enabled our company to benefit from the strengthening global price environment that developed during the third quarter."

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(1)	See reconciliations of adjusted net loss and adjusted net loss per diluted share to the most directly comparable GAAP measures in the tables accompanying this release.

(2)
EBITDA is defined as net earnings (loss) attributable to common stockholders plus interest expense-net, income taxes, and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

Manufacturing Operations

CF Industries' manufacturing network operated efficiently and continued its focus on safety during the third quarter of 2017. As of September 30, 2017, CF Industries' 12-month rolling average recordable incident rate was 0.85 incidents per 200,000 work hours, well below industry averages.

Gross ammonia production during the third quarter of 2017 was 2.5 million tons, the third highest volume for a quarter in the company's history.

Sales Overview

Net sales in the third quarter of 2017 increased to $870 million from $680 million in the same period last year as higher sales volumes more than offset lower average selling prices across most segments.

Sales volumes for the quarter were significantly higher compared to the third quarter of 2016 as the company's production increased at the Donaldsonville and Port Neal Nitrogen Complexes.

Average selling prices were lower year-over-year across most segments due to increased global nitrogen supply. Prices in North America traded at a discount to international parity due to seasonal low demand during the quarter and continued buyer reluctance in the region to take substantial positions. Additionally, CF's sales in the quarter compared to the prior year included a higher proportion of sales originating near the Gulf of Mexico, including a substantial level of ammonia, urea and urea ammonium nitrate (UAN) export sales.

The company's average selling price for ammonia was $235 per ton in the third quarter of 2017 compared to $287 per ton in the third quarter of 2016. The average selling price for urea was $195 per ton in the third quarter of 2017 compared to $203 per ton in the third quarter of 2016, and the average selling price for UAN was $144 per ton in the third quarter of 2017 compared to $157 per ton in the third quarter of 2016.

Cost of sales per ton decreased 5 percent in the third quarter of 2017 compared to the third quarter of 2016, primarily driven by production efficiencies due to increased volume, capacity expansion costs in the third quarter of 2016, and an unrealized net mark-to-market gain on natural gas derivatives in the third quarter of 2017 compared to a loss in the third quarter of 2016, partially offset by higher realized natural gas costs and higher depreciation and amortization.

Cost of sales per ton increased 11 percent for the first nine months of 2017 compared to the first nine months of 2016, due to the impact of an unrealized net mark-to-market loss on natural gas derivatives in the first nine months of 2017 compared to a gain in the first nine months of 2016, higher realized natural gas costs and increased depreciation and amortization.

Controllable cost of sales, defined as non-gas cash costs (maintenance, labor, electricity, other raw materials, transportation and distribution, and other plant costs), which excludes the impact of natural gas, derivatives and depreciation and amortization, decreased 13 percent per ton,(3) in the third quarter of 2017 compared to 2016, and 16 percent per ton,(3) in the first nine months of 2017, as a result of the company's targeted cost reduction initiatives and production cost efficiencies due to increased volume.

In the third quarter of 2017, the average cost of natural gas reflected in cost of sales for the company was $3.35 per MMBtu, which includes a realized loss of $0.13 per MMBtu on natural gas hedges totaling $10 million. This compares to the average cost of natural gas in cost of sales of $2.87 per MMBtu for the third quarter of 2016, which included a realized loss of $0.17 per MMBtu on natural gas hedges totaling $11 million. During the third quarter of 2017, the average price of natural gas at Henry Hub in North America was $2.93 per MMBtu, and the average price of natural gas at the National Balancing Point in the United Kingdom was $5.46 per MMBtu.

Additionally, the company recorded an unrealized net mark-to-market gain on natural gas derivatives of $7 million in the third quarter of 2017 compared to an unrealized net mark-to-market loss on natural gas derivatives of $21 million in the third quarter of 2016. The company did not enter into any additional natural gas hedges in the third quarter of 2017.
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(3) See reconciliation of controllable cost of sales and controllable cost of sales per ton to the most directly comparable GAAP measures in the tables accompanying this release.

Market Overview

The third quarter of 2017 saw an unexpectedly rapid rise in the global price of urea from the unsustainable lows of the second quarter of 2017. The strengthening price environment was driven by significantly lower Chinese exports; higher energy and production costs in parts of the world, including higher natural gas costs in Europe and higher coal costs in China; a weaker U.S. dollar; and strong global demand. As a result, urea barge prices at New Orleans increased from approximately $160 per ton at the start of the quarter to approximately $245 per ton at the end of the quarter.

CF management expects lower Chinese urea export volumes, which were down 51 percent year-over-year through August, to continue. Higher production costs - driven by increased anthracite coal costs in China, which have risen 25 percent since June - and the impact of environmental protection and enforcement have pressured marginal producers in the country. Additionally, strong urea prices within China have reduced the incentive to export.

Global demand during the quarter was strong. Brazil continued to be a major purchaser of nitrogen, with imports through August up approximately 50 percent year-over-year. India issued three tenders during the quarter, resulting in the purchase of 1.4 million metric tons of urea.

Urea prices in North America during the third quarter traded at a significant discount to international parity due to seasonally low demand and buyer reluctance to take positions. Consequently, urea barge prices in New Orleans averaged $20 per ton below international parity. This significant discount discouraged imports to the region, with imports in the third quarter of 2017 of urea and UAN to North America down 30 percent and 40 percent year-over-year, respectively.

CF management believes that nitrogen price volatility in the global market will continue through 2018 as global tradeflows adjust to increased global capacity. After 2018, the rate of net new capacity growth is expected to fall below the long-term annual nitrogen demand growth rate of approximately two percent, helping to tighten the global supply and demand balance going forward.

Capital Expenditures

New capital expenditures for 2017 are estimated to be approximately $375 million. Additionally, as of September 30, 2017, the company had approximately $158 million in costs accrued but yet unpaid for work completed in 2016 related to the capacity expansion projects. Most of this unpaid amount is the subject of disputes between the company and certain contractors and vendors. Actual cash expenditures for 2017 will reflect any payments for these capacity expansion project amounts if or when they are made.

Liquidity

As of September 30, 2017, the company had cash and cash equivalents of $2.0 billion on the balance sheet, had no borrowings outstanding under its $750 million revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments.

On October 30, 2017, the company announced that its wholly owned subsidiary CF Industries, Inc. has elected to redeem in full the entire outstanding $800 million principal amount of its 6.875 percent Senior Notes (the “Notes”) due May 2018, in accordance with the optional redemption provisions provided in the indenture governing the Notes. The Notes will be redeemed on December 1, 2017. Based on market interest rates on October 30, 2017, the company estimates that the total amount for the redemption of the Notes will be approximately $817 million.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the third quarter of 2017 is approximately $17 million.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

Consolidated Results

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$870	$680	$3,031	$2,818
Cost of sales	861	678	2,744	2,072
Gross margin	$9	$2	$287	$746

Gross margin percentage	1.0%	0.3%	9.5%	26.5%

Net (loss) earnings attributable to common stockholders	$(87)	$(30)	$(107)	$43
Adjusted net (loss) earnings(1)	$(90)	$30	$(56)	$199

Net (loss) earnings per diluted share	$(0.37)	$(0.13)	$(0.46)	$0.19
Adjusted net (loss) earnings per diluted share(1)	$(0.39)	$0.13	$(0.24)	$0.85

EBITDA(1)	$139	$(6)	$632	$530
Adjusted EBITDA(1)	$134	$83	$709	$725

Tons of product sold (000s)	4,877	3,666	14,668	12,274

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$3.22	$2.70	$3.41	$2.41
Realized derivatives loss in cost of sales(3)	0.13	0.17	0.05	0.60
Cost of natural gas in cost of sales	$3.35	$2.87	$3.46	$3.01

Average daily market price of natural gas (per MMBtu):
Henry Hub	$2.93	$2.84	$2.99	$2.31
National Balancing Point UK	$5.46	$4.08	$5.43	$4.31

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(7)	$21	$64	$(169)

Depreciation and amortization	$226	$148	$648	$475
Capital expenditures	$105	$440	$290	$1,819

Production volume by product tons (000s):
Ammonia(4)	2,489	1,987	7,653	5,981
Granular urea	1,091	827	3,329	2,454
UAN (32%)	1,483	1,614	5,022	4,903
AN	571	475	1,572	1,292
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(1)
See reconciliations of EBITDA, adjusted EBITDA, adjusted net (loss) earnings and adjusted net (loss) earnings per diluted share to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(3)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

During the three and nine months ended September 30, 2017 and 2016, certain significant items impacted our financial results. The following table outlines these significant items and how they impacted the comparability of our financial results during these periods. During the three months ended September 30, 2017 and 2016, we reported net loss attributable to common stockholders of $(87) million and $(30) million, respectively. During the nine months ended September 30, 2017 and 2016, we reported net (loss) earnings attributable to common stockholders of $(107) million and $43 million, respectively.

	Three months ended September 30,				Nine months ended September 30,
	2017		2016		2017		2016
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Depreciation and amortization(1)	$226	$142	$148	$93	$648	$407	$475	$298
Unrealized net mark-to-market (gain) loss on natural gas derivatives(2)	(7)	(4)	21	13	64	40	(169)	(106)
Capacity expansion project expenses(3)	—	—	24	15	—	—	59	37
Start-up costs Donaldsonville ammonia(2)	—	—	18	11	—	—	18	11
Transaction costs(4)	—	—	—	—	—	—	179	96
Loss on foreign currency transactions including intercompany loans(3)(5)	1	1	3	4	2	2	86	85
Equity method investment tax contingency accrual(6)	—	—	—	—	7	7	—	—
Financing costs related to bridge loan commitment fee(7)	—	—	—	—	—	—	28	18
Strategic Venture with CHS:
Noncontrolling interest(8)	17	17	27	27	40	40	67	67
Loss on embedded derivative(3)(9)	1	—	22	14	4	2	22	14
Total Impact of Significant Items	$238	$156	$263	$177	$765	$498	$765	$520
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(1)	Included primarily in cost of sales and selling, general and administrative expenses in our consolidated statements of operations.

(2)	Included in cost of sales in our consolidated statements of operations.

(3)	Included in other operating—net in our consolidated statements of operations.

(4)
Transaction costs relate to costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(5)	Primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

(6)
Represents an accrual on the books of Point Lisas Nitrogen Ltd. (PLNL), the company's Trinidad joint venture, for a disputed tax assessment. Amount reflects the company's 50 percent equity interest in PLNL. This is included in equity in losses of operating affiliates in our consolidated statements of operations.

(7)	Included in interest expense in our consolidated statements of operations.

(8)	Included in net earnings attributable to noncontrolling interests in our consolidated statements of operations.

(9)	Represents the change in fair value of the embedded derivative included within the terms of the company's strategic venture with CHS.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated form of nitrogen, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen form that the company upgrades into other nitrogen products such as urea, UAN and AN.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$194	$145	$865	$770
Cost of sales	204	149	771	505
Gross margin	$(10)	$(4)	$94	$265

Gross margin percentage	(5.2)%	(2.8)%	10.9%	34.4%

Sales volume by product tons (000s)	826	505	2,898	2,112
Sales volume by nutrient tons (000s)(1)	677	414	2,376	1,732

Average selling price per product ton	$235	$287	$298	$365
Average selling price per nutrient ton(1)	287	350	364	445

Gross margin per product ton	$(12)	$(8)	$32	$125
Gross margin per nutrient ton(1)	(15)	(10)	40	153

Adjusted gross margin(2):
Gross margin	$(10)	$(4)	$94	$265
Depreciation and amortization	37	19	130	59
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(3)	7	20	(55)
Adjusted gross margin	$24	$22	$244	$269
Adjusted gross margin as a percent of net sales	12.4%	15.2%	28.2%	34.9%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 third quarter periods:

•
Ammonia sales volume increased for the third quarter of 2017 compared to the third quarter of 2016 due to additional production volume from the new capacity expansions at the company's Donaldsonville and Port Neal Nitrogen Complexes.

•	Ammonia average selling prices decreased primarily due to greater global nitrogen supply.

•
Ammonia gross margin per ton decreased in the third quarter of 2017 compared to the third quarter of 2016 due to lower average selling prices, an increase in realized natural gas costs and an increase in depreciation primarily related to the new Donaldsonville and Port Neal ammonia plants. These were partially offset by the effects of increased volumes, a $3 million unrealized net mark-to-market gain on natural gas derivatives compared to a $7 million unrealized net mark-to-market loss in the prior year period and no recurrence of start-up costs incurred in the third quarter of 2016 associated with the new Donaldsonville ammonia plant.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen products.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$228	$167	$725	$642
Cost of sales	220	152	668	445
Gross margin	$8	$15	$57	$197

Gross margin percentage	3.5%	9.0%	7.9%	30.7%

Sales volume by product tons (000s)	1,170	823	3,349	2,714
Sales volume by nutrient tons (000s)(1)	539	378	1,541	1,248

Average selling price per product ton	$195	$203	$216	$237
Average selling price per nutrient ton(1)	423	442	470	514

Gross margin per product ton	$7	$18	$17	$73
Gross margin per nutrient ton(1)	15	40	37	158

Adjusted gross margin(2):
Gross margin	$8	$15	$57	$197
Depreciation and amortization	67	25	187	75
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(2)	5	17	(44)
Adjusted gross margin	$73	$45	$261	$228
Adjusted gross margin as a percent of net sales	32.0%	26.9%	36.0%	35.5%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 third quarter periods:

•	Granular urea sales volume increased for the quarter primarily due to additional production volume from the new capacity expansion at the company's Port Neal Nitrogen Complex.

•	Granular urea average selling price per ton decreased due to greater global nitrogen supply.

•
Granular urea gross margin per ton decreased due to lower average selling prices, an increase in depreciation primarily associated with the new Port Neal urea plant, and an increase in realized natural gas costs. These were partially offset by production efficiencies due to increased volumes and a $2 million unrealized net mark-to-market gain on natural gas derivatives compared to a $5 million loss in the prior year period.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$243	$212	$846	$891
Cost of sales	253	218	783	646
Gross margin	$(10)	$(6)	$63	$245

Gross margin percentage	(4.1)%	(2.8)%	7.4%	27.5%

Sales volume by product tons (000s)	1,693	1,350	5,173	4,634
Sales volume by nutrient tons (000s)(1)	536	427	1,636	1,461

Average selling price per product ton	$144	$157	$164	$192
Average selling price per nutrient ton(1)	453	496	517	610

Gross margin per product ton	$(6)	$(4)	$12	$53
Gross margin per nutrient ton(1)	(19)	(14)	39	168

Adjusted gross margin(2):
Gross margin	$(10)	$(6)	$63	$245
Depreciation and amortization	71	58	192	175
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(2)	7	19	(52)
Adjusted gross margin	$59	$59	$274	$368
Adjusted gross margin as a percent of net sales	24.3%	27.8%	32.4%	41.3%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 third quarter periods:

•	UAN sales volume increased in the third quarter of 2017 due to greater customer participation in the company's summer UAN fill program compared to the prior year period.

•	UAN average selling price per ton decreased due to greater global nitrogen supply.

•
UAN gross margin per ton decreased in the third quarter of 2017 compared to the third quarter of 2016 due to lower average selling prices and an increase in realized natural gas costs. These were partially offset by production efficiencies due to increased volumes and a $2 million unrealized net mark-to-market gain on natural gas derivatives compared to a $7 million unrealized net mark-to-market loss in the prior year period.

AN Segment

CF Industries' AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company's Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$135	$103	$372	$318
Cost of sales	123	114	331	316
Gross margin	$12	$(11)	$41	$2

Gross margin percentage	8.9%	(10.7)%	11.0%	0.6%

Sales volume by product tons (000s)	670	599	1,777	1,610
Sales volume by nutrient tons (000s)(1)	225	203	599	545

Average selling price per product ton	$201	$172	$209	$198
Average selling price per nutrient ton(1)	600	507	621	583

Gross margin per product ton	$18	$(18)	$23	$1
Gross margin per nutrient ton(1)	53	(54)	68	4

Adjusted gross margin(2):
Gross margin	$12	$(11)	$41	$2
Depreciation and amortization	24	22	64	72
Unrealized net mark-to-market loss (gain) on natural gas derivatives	—	1	3	(7)
Adjusted gross margin	$36	$12	$108	$67
Adjusted gross margin as a percent of net sales	26.7%	11.7%	29.0%	21.1%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market loss (gain) on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 third quarter periods:

•	AN sales volume increased in the third quarter of 2017 compared to the third quarter of 2016 due to increased demand from all major end uses of the product.

•
AN average selling price per ton increased in the third quarter of 2017 compared to the third quarter of 2016 due to the effects of higher global AN prices and of a long-term AN supply agreement that commenced in 2017.

•	AN gross margin per ton increased due to higher average selling prices and production efficiencies due to increased volumes partially offset by an increase in realized natural gas costs.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(dollars in millions, except per ton amounts)
Net sales	$70	$53	$223	$197
Cost of sales	61	45	191	160
Gross margin	$9	$8	$32	$37

Gross margin percentage	12.9%	15.1%	14.3%	18.8%

Sales volume by product tons (000s)	518	389	1,471	1,204
Sales volume by nutrient tons (000s)(1)	97	73	285	230

Average selling price per product ton	$135	$136	$152	$164
Average selling price per nutrient ton(1)	722	726	782	857

Gross margin per product ton	$17	$21	$22	$31
Gross margin per nutrient ton(1)	93	110	112	161

Adjusted gross margin(2):
Gross margin	$9	$8	$32	$37
Depreciation and amortization	15	12	40	34
Unrealized net mark-to-market loss (gain) on natural gas derivatives	—	1	5	(11)
Adjusted gross margin	$24	$21	$77	$60
Adjusted gross margin as a percent of net sales	34.3%	39.6%	34.5%	30.5%
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin and adjusted gross margin as a percent of net sales are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market loss (gain) on natural gas derivatives. The company has presented adjusted gross margin and adjusted gross margin as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin and adjusted gross margin as a percent of net sales to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2017 to 2016 third quarter periods:

•	Other segment volume increased in the third quarter of 2017 due primarily to higher year-over-year sales of DEF as the company continues to grow its North American DEF business.

•	Other segment average selling price per ton decreased due primarily to greater global nitrogen supply.

•	Other segment gross margin per ton decreased due to lower average selling prices and an increase in realized natural gas costs.

Dividend Payment

On October 10, 2017, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on November 30, 2017 to stockholders of record as of November 15, 2017.

Conference Call

CF Industries will hold a conference call to discuss its third quarter 2017 results at 9:00 a.m. ET on Thursday, November 2, 2017. This conference call will include discussion of CF Industries' business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in Canada, the United Kingdom and the United States, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net (loss) earnings, adjusted net (loss) earnings per diluted share, controllable cost of sales, and controllable cost of sales per ton, and, on a segment basis, adjusted gross margin and adjusted gross margin as a percent of net sales, which are non-GAAP financial measures, provide additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net (loss) earnings, adjusted net (loss) earnings per diluted share, adjusted gross margin, adjusted gross margin as a percent of net sales, controllable cost of sales and controllable cost of sales per ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted net (loss) earnings, adjusted net (loss) earnings per diluted share, controllable cost of sales, and controllable cost of sales per ton to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin and adjusted gross margin as a percent of net sales to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; operating and financial restrictions imposed on the Company by the agreements governing the Company's senior secured indebtedness; risks associated with the Company’s incurrence of additional indebtedness; the Company's ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with the Company’s ability to utilize its tax net operating losses and other tax assets, including the risk that the use of such tax benefits is limited by an “ownership change” (as defined under the Internal Revenue Code and related Internal Revenue Service pronouncements); risks associated with changes in tax laws and disagreements with taxing authorities; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; the Company’s reliance on a limited number of key facilities; risks associated with the operation or management of the strategic venture with CHS Inc. (the "CHS Strategic Venture"), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS Inc. over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company's other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(in millions, except per share amounts)
Net sales	$870	$680	$3,031	$2,818
Cost of sales	861	678	2,744	2,072
Gross margin	9	2	287	746
Selling, general and administrative expenses	45	44	140	141
Transaction costs	—	—	—	179
Other operating—net	(2)	57	14	181
Total other operating costs and expenses	43	101	154	501
Equity in losses of operating affiliates	(5)	(2)	(8)	(11)
Operating (loss) earnings	(39)	(101)	125	234
Interest expense	81	31	241	130
Interest income	(5)	(2)	(8)	(4)
Other non-operating—net	—	1	—	(1)
(Loss) earnings before income taxes	(115)	(131)	(108)	109
Income tax benefit	(47)	(131)	(55)	(21)
Net (loss) earnings	(68)	—	(53)	130
Less: Net earnings attributable to noncontrolling interests	19	30	54	87
Net (loss) earnings attributable to common stockholders	$(87)	$(30)	$(107)	$43

Net (loss) earnings per share attributable to common stockholders:
Basic	$(0.37)	$(0.13)	$(0.46)	$0.19
Diluted	$(0.37)	$(0.13)	$(0.46)	$0.19
Weighted-average common shares outstanding:
Basic	233.2	233.1	233.2	233.2
Diluted	233.2	233.1	233.2	233.5

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	September 30, 2017	December 31, 2016
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,992	$1,164
Restricted cash	—	5
Accounts receivable—net	279	236
Inventories	316	339
Prepaid income taxes	42	841
Other current assets	22	70
Total current assets	2,651	2,655
Property, plant and equipment—net	9,372	9,652
Investments in affiliates	109	139
Goodwill	2,369	2,345
Other assets	356	340
Total assets	$14,857	$15,131

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$635	$638
Income taxes payable	7	1
Customer advances	92	42
Current portion of long-term debt	798	—
Other current liabilities	19	5
Total current liabilities	1,551	686
Long-term debt	4,988	5,778
Deferred income taxes	1,592	1,630
Other liabilities	486	545
Equity:
Stockholders' equity	3,167	3,348
Noncontrolling interests	3,073	3,144
Total equity	6,240	6,492
Total liabilities and equity	$14,857	$15,131

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(in millions)
Operating Activities:
Net (loss) earnings	$(68)	$—	$(53)	$130
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	226	148	648	475
Deferred income taxes	(46)	(145)	(54)	730
Stock-based compensation expense	5	6	13	15
Unrealized net (gain) loss on natural gas and foreign currency derivatives	(7)	20	64	(169)
Unrealized loss on embedded derivative	1	22	4	22
Loss on disposal of property, plant and equipment	2	4	3	8
Undistributed losses of affiliates—net of taxes	1	(1)	7	—
Changes in:
Accounts receivable—net	6	31	(29)	55
Inventories	2	(85)	12	(4)
Accrued and prepaid income taxes	(2)	8	804	(665)
Accounts payable and accrued expenses	17	60	5	(7)
Customer advances	88	74	51	(75)
Other—net	(11)	3	(74)	76
Net cash provided by operating activities	214	145	1,401	591
Investing Activities:
Additions to property, plant and equipment	(105)	(440)	(290)	(1,819)
Proceeds from sale of property, plant and equipment	1	6	13	8
Distributions received from unconsolidated affiliates	6	—	12	—
Proceeds from sale of auction rate securities	—	—	9	—
Withdrawals from restricted cash funds	4	—	5	16
Other—net	—	1	—	4
Net cash used in investing activities	(94)	(433)	(251)	(1,791)
Financing Activities:
Proceeds from short-term borrowings	—	—	—	150
Payments of short-term borrowings	—	—	—	(150)
Financing fees	(1)	(6)	(1)	(11)
Dividends paid on common stock	(70)	(69)	(210)	(209)
Issuance of noncontrolling interest in CFN	—	—	—	2,800
Distributions to noncontrolling interests	(66)	(91)	(125)	(111)
Issuances of common stock under employee stock plans	1	—	1	—
Net cash (used in) provided by financing activities	(136)	(166)	(335)	2,469
Effect of exchange rate changes on cash and cash equivalents	7	—	13	(1)
(Decrease) increase in cash and cash equivalents	(9)	(454)	828	1,268
Cash and cash equivalents at beginning of period	2,001	2,008	1,164	286
Cash and cash equivalents at end of period	$1,992	$1,554	$1,992	$1,554

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net (loss) earnings, net (loss) earnings per ton and net (loss) earnings as a percent of net sales (GAAP measures) to EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales (non-GAAP measures), as applicable:
EBITDA is defined as net (loss) earnings attributable to common stockholders plus interest expense—net, income taxes, and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests. The company has presented EBITDA, EBITDA per ton and EBITDA as a percent of net sales because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(in millions)
Net (loss) earnings attributable to common stockholders	$(87)	$(30)	$(107)	$43
Interest expense—net	76	29	233	126
Income tax benefit	(47)	(131)	(55)	(21)
Depreciation and amortization	226	148	648	475
Less: other adjustments	(29)	(22)	(87)	(93)
EBITDA	139	(6)	632	530
Start-up costs Donaldsonville ammonia	—	18	—	18
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(7)	21	64	(169)
Transaction costs(1)	—	—	—	179
Loss on foreign currency transactions including intercompany loans(2)	1	3	2	86
Capacity expansion project expenses	—	24	—	59
Equity method investment tax contingency accrual(3)	—	—	7	—
Loss on embedded derivative(4)	1	22	4	22
Gain on foreign currency derivatives	—	(1)	—	(2)
Private Senior Notes amendment arrangement fees	—	2	—	2
Total adjustments	(5)	89	77	195
Adjusted EBITDA	$134	$83	$709	$725

Net sales	$870	$680	$3,031	$2,818
Tons of product sold (000s)	4,877	3,666	14,668	12,274

Net (loss) earnings as a percent of net sales	(10.0)%	(4.4)%	(3.5)%	1.5%
Net (loss) earnings per ton	$(17.84)	$(8.18)	$(7.29)	$3.50
EBITDA as a percent of net sales	16.0%	(0.9)%	20.9%	18.8%
EBITDA per ton	$28.50	$(1.64)	$43.09	$43.18
Adjusted EBITDA as a percent of net sales	15.4%	12.2%	23.4%	25.7%
Adjusted EBITDA per ton	$27.48	$22.64	$48.34	$59.07

_______________________________________________________________________________

(1)
Transaction costs relate to costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(2)
Loss on foreign currency transactions including intercompany loans primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

(3)
Represents an accrual on the books of Point Lisas Nitrogen Ltd. (PLNL), the company's Trinidad joint venture, for a disputed tax assessment. Amount reflects the company's 50 percent equity interest in PLNL. This is included in equity in losses of operating affiliates in our consolidated statements of operations.

(4)	Represents the change in fair value of the embedded derivative included within the terms of the company's strategic venture with CHS.

Reconciliation of net (loss) earnings attributable to common stockholders and net (loss) earnings per diluted share attributable to common stockholders (GAAP measures) to adjusted net (loss) earnings and adjusted net (loss) earnings per diluted share (non-GAAP measures), as applicable:
Adjusted net (loss) earnings is defined as net (loss) earnings attributable to common stockholders adjusted with the impacts of the selected items included in net (loss) earnings as summarized in the table below. The company has presented adjusted net (loss) earnings and adjusted net (loss) earnings per diluted share because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(in millions)
Net (loss) earnings attributable to common stockholders	$(87)	$(30)	$(107)	$43
Start-up costs Donaldsonville ammonia	—	18	—	18
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(7)	21	64	(169)
Transaction costs(1)	—	—	—	179
Loss on foreign currency transactions including intercompany loans(2)	1	3	2	86
Capacity expansion project expenses	—	24	—	59
Equity method investment tax contingency accrual(3)	—	—	7	—
Loss on embedded derivative(4)	1	22	4	22
Gain on foreign currency derivatives	—	(1)	—	(2)
Revolver amendment fees(5)	—	2	—	2
Private Senior Notes amendment arrangement fees	—	2	—	2
Financing costs related to bridge loan commitment fee(5)	—	—	—	28
Income tax adjustments(6)	2	(31)	(26)	(69)
Total adjustments	(3)	60	51	156
Adjusted net (loss) earnings	$(90)	$30	$(56)	$199

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net (loss) earnings per diluted share attributable to common stockholders	$(0.37)	$(0.13)	$(0.46)	$0.19
Start-up costs Donaldsonville ammonia	—	0.08	—	0.08
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(0.03)	0.09	0.27	(0.73)
Transaction costs(1)	—	—	—	0.77
Loss on foreign currency transactions including intercompany loans(2)	—	0.01	0.01	0.37
Capacity expansion project expenses	—	0.10	—	0.25
Equity method investment tax contingency accrual(3)	—	—	0.03	—
Loss on embedded derivative(4)	—	0.09	0.02	0.09
Gain on foreign currency derivatives	—	—	—	(0.01)
Revolver amendment fees(5)	—	0.01	—	0.01
Private Senior Notes amendment arrangement fees	—	0.01	—	0.01
Financing costs related to bridge loan commitment fee(5)	—	—	—	0.12
Income tax adjustments(6)	0.01	(0.13)	(0.11)	(0.30)
Total adjustments	(0.02)	0.26	0.22	0.66
Adjusted net (loss) earnings per diluted share	$(0.39)	$0.13	$(0.24)	$0.85
_______________________________________________________________________________

(1)
Transaction costs relate to costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(2)
Loss on foreign currency transactions including intercompany loans primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

(3)
Represents an accrual on the books of Point Lisas Nitrogen Ltd. (PLNL), the company's Trinidad joint venture, for a disputed tax assessment. Amount reflects the company's 50 percent equity interest in PLNL. This is included in equity in losses of operating affiliates in our consolidated statements of operations.

(4)	Represents the change in fair value of the embedded derivative included within the terms of the company's strategic venture with CHS.

(5)	Not included in the calculation of EBITDA.

(6)	Represents the adjustment to the GAAP basis tax provision reflecting the tax impact of the other non-GAAP adjustments.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of cost of sales and cost of sales per ton (GAAP measures) to controllable cost of sales and controllable cost of sales per ton (non-GAAP measures), as applicable:
Controllable cost of sales is defined as cost of sales adjusted for natural gas costs, realized and unrealized losses (gains) on natural gas derivatives, depreciation and amortization, and start-up costs related to the company's Donaldsonville ammonia plant. The company has presented controllable cost of sales and controllable cost of sales per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(in millions)
Cost of sales	$861	$678	$2,744	$2,072
Natural gas costs(1)	270	169	885	515
Realized net losses on natural gas derivatives(2)	10	11	13	127
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(7)	21	64	(169)
Depreciation and amortization	215	135	613	415
Start-up costs Donaldsonville ammonia	—	18	—	18
Total adjustments	488	354	1,575	906
Controllable cost of sales	$373	$324	$1,169	$1,166

Tons of product sold (000s)	4,877	3,666	14,668	12,274

Cost of sales per ton	$176.54	$184.94	$187.07	$168.81
(Decrease) increase in cost of sales per ton	(5)%		11%
Controllable cost of sales per ton	$76.48	$88.38	$79.70	$95.00
Decrease in controllable cost of sales per ton	(13)%		(16)%
_______________________________________________________________________________

(1)	Includes the cost of natural gas that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(2)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.